Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 72,205,123.47	0.0001381	$ 9,971.53
Fees Previously Paid
	Total Transaction Valuation:	$ 72,205,123.47
	Total Fees Due for Filing:			$ 9,971.53
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 9,971.53
Offering Note
[1]	(a) Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of February 27, 2026, of $23.18. This amount is based upon the offer to purchase up to 3,114,975 shares of common stock, par value $0.01 per share, of KKR Real Estate Select Trust Inc. (b) Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by the Filing Fee Rate Advisory for fiscal year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A